Exhibit 99

FOR IMMEDIATE RELEASE

TARGET CORPORATION ANNOUNCES AGREEMENT TO SELL INTEREST

IN CREDIT CARD RECEIVABLES TO JPMORGAN CHASE

FOR INITIAL INVESTMENT OF $3.6 BILLION

MINNEAPOLIS, May 5, 2008 — Target Corporation (NYSE:TGT) today announced an agreement under which JPMorgan Chase would invest in Target’s credit card receivables. At closing Target would sell an undivided interest in its credit card receivables to JPMorgan Chase (NYSE: JPM) for cash proceeds of approximately $3.6 billion. This interest would represent approximately 47 percent of the principal amount of Target’s outstanding receivables at that time. This transaction is expected to close before the end of May.

“This unique agreement accomplishes the goals set forth in the review of receivables ownership that we initiated on September 12, 2007,” said Doug Scovanner, EVP and Chief Financial Officer of Target Corporation. “It provides significant liquidity to Target from a single source unrelated to debt capital markets, provides an appropriate sharing of the portfolio benefits and risks between Target and JPMorgan Chase, and allows our guests to continue to benefit from the creativity and expertise of the world-class team at Target Financial Services. Most importantly, this innovative transaction marks the beginning of a long-term credit card relationship between Target and JPMorgan Chase, which we believe will create substantial financial and strategic rewards for both of us over time.”

This transaction is expected to provide Target with sufficient liquidity to implement its business plans, including previously announced capital investment and share repurchase activity, without the need to access term debt capital markets again this year. Additionally, this transaction was expressly designed to have no impact on Target’s guests and the Target team members who provide financial products and services to them.

Transaction Structure and Economics

Under the terms of the agreement, Target and JPMorgan Chase have agreed to share the expected profits from this arrangement pro rata to their respective ownership interests, subject to a cap.  To the extent that the cash-basis portfolio yield continues to exceed the cap, profits from the entire portfolio in excess of the cap will be retained by Target. The cap is initially set at an annualized yield of approximately 3.4 percent of the principal amount of JPMorgan Chase’s interest in the receivables, and will vary over time with changes in one-month LIBOR.  JPMorgan Chase will earn an additional return over the initial five-year term of the transaction as a result of accretion from an agreed-upon initial purchase discount of 7 percent of the gross amount of principal receivables sold.  Unless extended by mutual agreement, repayment of JPMorgan Chase’s invested capital is scheduled to begin on the fifth anniversary of the transaction closing. Subject to portfolio performance, repayment is expected to be completed by the sixth anniversary of closing.

The actual payments received by each party over time will be solely determined by, and funded from, the performance of Target’s credit card portfolio. Similar to its other outstanding receivables-backed financings, this financing is non-recourse to Target Corporation. However, unlike its other receivables-backed financings, Target is transferring all layers of risk in this transaction and is not retaining a subordinated interest. As such, Target and JPMorgan Chase would each bear a pro rata share of net portfolio losses, if any were to occur in the future.

At Target’s option, JPMorgan Chase has agreed to fund approximately 47 percent of Target’s expected receivables growth in the near term, subject to an aggregate limit of $3.9 billion of JPMorgan Chase’s capital invested in Target’s receivables. In the unexpected event of a decrease in receivables, Target and JPMorgan Chase would receive pro rata payments of principal such that JPMorgan Chase’s ownership interest would not rise above approximately 47 percent.

Target will continue to control all aspects of creating and implementing its financial services strategy, provided that future portfolio performance remains sufficiently strong.  Alternatively, in the event that substantial unanticipated portfolio deterioration were to occur in the future, JPMorgan Chase would gain certain rights to direct Target’s credit card team to implement alternative underwriting and risk management practices, until portfolio performance improved. For reference, Target’s 2008 performance outlook envisions cash-basis portfolio yields more than 500 basis points above the level at which these rights would be triggered.

Standard & Poor’s and Moody’s have rated one or both of Target’s outstanding receivables-backed financings AAA and Aaa, respectively. The closing of this transaction is conditioned upon both agencies reaching the conclusion that the transaction would not adversely impact these existing ratings.

Accounting for the Transaction

Accounting for this transaction will be consistent with Target’s current accounting treatment of its outstanding receivables-backed financings. As a result, all of Target’s credit card portfolio will remain on its consolidated financial statements, even in light of the occurrence of this sale and the related transfer of risks of ownership.  The alternative of structuring this transaction as an off-balance sheet arrangement under FAS140 was rejected after careful consideration of the uncertainty created by the current review of FAS140 by the Financial Accounting Standards Board, as well as the inherent complexity of its application.

The initial purchase discount of 7 percent approximates Target’s current allowance for doubtful accounts as a percentage of accounts receivable. Consistent with the accounting treatment of Target’s existing accounts receivable securitization transactions, portfolio-related income and expense will remain on Target’s consolidated financial statements and the financing will be reflected on Target’s Consolidated Statement of Financial Position as non-recourse, long-term debt.  No gain or loss will be recorded at closing, and the aggregate costs of this financing are expected to exceed Target’s variable-rate unsecured borrowing costs by an annualized after-tax amount that approximates 3 to 4 cents per share, or approximately 1 percent of Target’s projected 2008 earnings per share.

2008 Full-Year Outlook for Target’s Credit Card Portfolio

Expectations for full year 2008 growth in both accounts receivable and credit card profits remain consistent with prior guidance. Specifically, in the near term we expect substantial year-over-year receivables growth as a result of the sequential growth that occurred in the second and third quarters of 2007. In contrast, sequential quarterly receivables growth in 2008 is expected to reflect typical seasonality in conjunction with annual underlying growth consistent with likely growth in Target’s retail sales. For the year, Target continues to expect that the beneficial impact on profits from average receivables growth will exceed the adverse impact from the expected decline in portfolio yield.

Additionally, for the full year, the beneficial impact from recent terms changes are expected to fully offset the adverse impact of slightly poorer-than-expected credit card losses. Specifically, we now expect net write-offs as a percentage of receivables to lie in the range of 7 to 8 percent for the year, and we continue to expect that delinquencies as a percentage of receivables will remain stable at approximately 4 percent.

Conclusion

 “We are excited to enter into this agreement with JPMorgan Chase, whose vast financial services experience and proven track record of innovation have produced superior credit card results over time,” said Gregg Steinhafel, Chief Executive Officer of Target Corporation. “We expect that the unique relationship we have forged with this agreement will benefit both companies and their shareholders over time.”

“Chase is pleased to partner with Target, one of the world’s best brands,” said Gordon Smith, CEO of Chase Card Services. “We believe this relationship will be quite successful over time for both organizations.”

Financial Reporting Matters

Concurrent with the appointment of Gregg Steinhafel as Chief Executive Officer of Target Corporation on May 1st, the company engaged in a re-evaluation of its reportable business segments. As a result, beginning with its first quarter 2008 reporting, Target will begin reporting two segments: Retail and Credit.

In addition, during the first quarter, the company reviewed its Consolidated Statements of Operations cost classification policy, primarily related to distribution and other supply chain costs that were previously classified within Selling, General & Administrative Expenses (SG&A). The review was prompted by changes within Target’s supply chain processes and infrastructure, primarily related to the operation of its own food distribution network.  As a result of this review, the company has changed the classification of distribution costs from SG&A to cost of sales.

Neither of these reporting changes affects Target Corporation’s consolidated results. Previously presented consolidated results will be reclassified to conform to the current year presentation with respect to both of these changes, and Target intends to furnish this information on its website (www.target.com/investors) prior to the release of its first quarter earnings results on May 20, 2008.

Miscellaneous

Target Corporation will webcast a conference call at 9:00am CDT on May 6, 2008, in which Doug Scovanner and Terry Scully, President of Target Financial Services, will answer questions pertaining to this release.  Investors and the media are invited to listen to the call through the company’s website at www.target.com/investors (click on “webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CDT on May 6, 2008, through the end of business on May 8, 2008. The replay number is (800) 642-1687 (passcode: 46486049).

This release contains forward-looking statements, including statements relating to future receivables portfolio performance, unsecured borrowing costs, and closing of the transaction, which should be read in conjunction with the cautionary statements in Exhibit (99)A to the company’s 2007 Form 10-K.

Target Corporation’s operations include large, general merchandise and food discount stores and a fully integrated online business through which it offers a fun and convenient shopping experience with thousands of highly differentiated and affordably priced items. The company currently operates 1,613 Target stores in 47 states. Target Corporation news releases are available at www.target.com.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.6 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the worlds most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.

Contacts:

John Hulbert

Susan Kahn

(612) 761-6627

(612) 761-6735

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